Exhibit 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces Second Quarter Results
- Quarterly Revenues Grow 37% from Prior Year-
- Quarterly Income from Operations Increases 85% from Prior Year -
- Conference Call to be Held Today at 9:00 a.m. MT/11:00 a.m. ET -
Golden, Colo. (July 31, 2006) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare quality ratings company, today reported financial results for the second quarter ended June 30, 2006.
Total revenues for the quarter increased 37% to approximately $6.7 million from $4.9 million in the second quarter of 2005 as a result of strong growth across all product areas. Sales of HealthGrades’ suite of marketing and quality assessment and improvement products to hospitals accounted for approximately $1.2 million or 66% of the increase in revenue, and sales of its quality information to employers, benefits consulting firms, consumers and others accounted for approximately $.6 million or 34% of the increase. Total revenues for the six months ended June 30, 2006 increased 33% to approximately $12.8 million from $9.6 million for the first six months of 2005.
Provider Services
For the quarter ended June 30, 2006, Provider Services revenue, which principally includes sales of hospital marketing products and quality improvement products, was approximately $4.8 million, an increase of $1.2 million, or 32% over the same period of 2005. For the six months ended June 30, 2006, Provider Services revenue was approximately $9.5 million, an increase of $2.4 million, or 35%

over the same period of 2005. The increase reflects increased sales of the Company’s marketing products as well as an increase in contract retention rates over the same period of 2005.
Internet Business Group
For the quarter ended June 30, 2006, Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports to consumers, revenue from the Company’s Patient-Provider Gateway product and any website advertising and sponsorship revenue, was approximately $1.2 million, an increase of $.5 million, or 83% over the same period of 2005. For the six months ended June 30, 2006, Internet Business Group revenue was $2.1 million, an increase of $.7 million, or 47% over the same period of 2005. This increase is principally due to an increase in revenue from the Company’s Patient — Provider Gateway™ product resulting from the Tenet Healthcare agreement signed in the second quarter of 2006 and increased sales of the Company’s quality reports to consumers.
Strategic Health Solutions
For the quarter ended June 30, 2006, Strategic Health Solutions revenue, which includes sales of its quality information to employers, benefit consultants, health plans and others as well as any sales of the Company’s data, was approximately $.6 million, an increase of approximately $70,000, or 12% over the same period of 2005. For the six months ended June 30, 2006, Strategic Health Solutions revenue was $1.2 million, an increase of approximately $81,000, or 7% over the same period of 2005.
Income from operations was approximately $1.5 million for the second quarter of 2006, an increase of approximately $696,000, or 85% from approximately $821,000 in the same period of 2005. Operating expenses grew from approximately $3.3 million during the three months ended June 30, 2005 to approximately $4.1 million for the three months ended June 30, 2006. The increase in operating expenses occurred principally due to the hiring of additional personnel during the latter part of 2005, increased legal fees and the Company’s adoption effective January 1, 2006 of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, which resulted in additional stock-based compensation costs. Operating income for the six months ended June 30, 2006 was $2.1 million, an increase of $.8 million or 57% from the six months ended June 30, 2005.
Net income for the second quarter of 2006 was approximately $979,000 or $0.03 per diluted share, compared to approximately $1.9 million or $0.05 per diluted share, for the same period of 2005. Net income for the six months ended June 30, 2006 was $1.4 million or $0.04 per diluted share, compared to $2.5 million or $0.07 per diluted share for the same period of 2005. Net income for the second quarter of 2006 reflects a tax expense of approximately $705,000. Net income for the second quarter of 2005 included an income tax benefit of $1.1 million resulting from the elimination of a valuation allowance for deferred tax assets. For the second quarter of 2006, the Company’s effective income tax rate was approximately 42%.
HealthGrades completed the quarter ended June 30, 2006 with approximately $15.3 million in cash, cash equivalents and short-term investments, a 31% increase over the balance at December 31, 2005.
Kerry Hicks, President and Chief Executive Officer of Health Grades, Inc. stated, “This quarter has included achievements that helped keep us in-line with our expectations for the year. We signed a major agreement with Tenet Healthcare, making Tenet the first hospital system to make reports on their doctors available to patients free of charge. Additionally, earlier this month we strengthened our management team with the appointment of Steve Wood as Executive Vice President. During his

tenure as the former head of J.D. Power and Associates’ healthcare division, Steve was a thought leader in quantifying and analyzing the ways in which consumers interact with the healthcare system. With this expertise, we believe Steve will provide valuable insight in developing and bringing to market new products for all of our product areas. Finally, we announced our stock repurchase program which we believe demonstrates our firm belief in our company and the successful future we intend to build for it.”
The Company confirmed its annual revenue forecast of an increase of at least 40% over 2005 and an operating margin of approximately 25% in 2006.
As previously announced, HealthGrades will hold a conference call to discuss second quarter financial results today, at 9:00 a.m. Mountain Time/11:00 a.m. Eastern Time. If you would like to participate, please call (800) 446-1671 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on July 31, 2006 and reference the following — Confirmation number: 15244330, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 843-8996 passcode 15244330 until August 31, 2006.
About Health Grades, Inc.
HealthGrades (Nasdaq:HGRD) is the leading healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Consumers and some of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings to make healthcare decisions based on the quality of care. More information on the company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected income tax rate, revenue growth and operating margin in 2006 and management’s expectations. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation unanticipated non-deductible compensation expense related to incentive stock options, the Company’s inability to continue accelerating sales of its licensing agreements, a decline in anticipated contract retention rates, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business and other factors described in the company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2005 Annual Report on form 10-K. The company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue:
Ratings and advisory revenue	$6,662,090	$4,868,748	$12,764,347	$9,568,675
Other	5,000	387	5,120	6,939

Total revenue	6,667,090	4,869,135	12,769,467	9,575,614

Expenses:
Cost of ratings and advisory revenue	1,078,381	795,997	2,228,527	1,522,757

Gross margin	5,588,709	4,073,138	10,540,940	8,052,857

Operating expenses:
Sales and marketing	1,788,568	1,270,813	3,583,074	2,615,756
Product development	834,518	734,664	1,664,404	1,517,958
General and administrative	1,449,246	1,246,867	3,167,819	2,563,872

Income from operations	1,516,377	820,794	2,125,643	1,355,271

Other:
Gain on sale of assets and other	—	1,405	450	1,405
Interest income	167,735	34,316	305,162	54,748
Interest expense	(92)	(73)	(205)	(73)

Income before income taxes	1,684,020	856,442	2,431,050	1,411,351
Income taxes	(704,734)	1,051,017	(1,053,640)	1,051,017

Net income	$979,286	$1,907,459	$1,377,410	$2,462,368

Net income per common share (basic)	$0.03	$0.07	$0.05	$0.09

Weighted average number of common shares used in computation (basic)	28,408,361	26,889,435	28,320,387	26,437,470

Net income per common share (diluted)	$0.03	$0.05	$0.04	$0.07

Weighted average number of common shares used in computation (diluted)	33,987,459	34,955,601	34,127,046	34,703,918

HEALTH GRADES, INC.
Condensed Balance Sheets
(Unaudited)

	JUNE 30,	DECEMBER 31,
	2006	2005
ASSETS
Cash and cash equivalents	$6,274,911	$9,682,106
Short-term investments	9,034,552	1,988,154
Accounts receivable, net	2,983,474	5,620,736
Prepaid expenses and other	725,678	562,540
Deferred income taxes	347,989	1,080,562

Total current assets	19,366,604	18,934,098

Property and equipment, net	2,026,186	1,595,065
Intangible assets, net	146,365	177,729
Goodwill	3,106,181	3,106,181
Deferred income taxes	338,604	31,400

Total assets	$24,983,940	$23,844,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$80,060	$278,912
Accrued payroll, incentive compensation and related expenses	1,061,377	1,525,844
Accrued expenses	447,707	275,865
Current portion of capital lease obligations	1,350	1,310
Current portion of deferred rent	78,914	70,263
Deferred income	11,008,446	11,742,827
Income taxes payable	28,811	15,020

Total current liabilities	12,706,665	13,910,041

Long-term portion of capital lease obligations	4,569	5,254
Long-term portion of deferred rent	270,852	311,599

Total liabilities	12,982,086	14,226,894

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 48,143,570 and 47,879,583 shares issued in 2006 and 2005, respectively	48,143	47,674
Additional paid-in capital	93,069,836	91,984,099
Accumulated deficit	(67,269,204)	(68,646,614)
Treasury stock, 19,583,090 shares	(13,846,921)	(13,767,580)

Total stockholders’ equity	12,001,854	9,617,579

Total liabilities and stockholders’ equity	$24,983,940	$23,844,473